EXHIBIT 11


                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

                 Nine Month Period Ended September 30,
                             2002 and 2001

(Dollars in Thousands)

                                               2002          2001
Primary
    Net Income                                 $        4,939         $         3,854
    Shares
    Weighted average number of
      common shares outstanding                     2,974,288               2,975,180
    Adjustments - increases or
       decreases                                         None                    None
    Weighted average number of
       common shares outstanding
       as adjusted                                  2,974,288               2,975,180

    Primary earnings per common
     share                                   $         1.66      $        1.30


Assuming full dilution
    Net Income                                 $        4,939         $         3,854
    Shares
    Weighted average number of
      common shares outstanding                     2,974,288               2,975,180
   Adjustments - increases or
      decreases                                          None                    None
   Weighted average number of
      common shares outstanding
      as adjusted                                   2,974,288               2,975,180

   Earnings per common share
      assuming full dilution                 $         1.66      $        1.30

45:

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